Exhibit 99.1 NOTICE OF REDEMPTION TO THE HOLDERS OF THE 4.550% First Mortgage Bonds, Series 2014 A due 2044 of Oglethorpe Power Corporation (CUSIP No. 677050 AK2)* Redemption Date: June 29, 2026 Notice is hereby given to the registered holders of the above-captioned bonds (the “Series 2014 A Bonds”) of Oglethorpe Power Corporation (An Electric Membership Corporation) (the “Company”) that pursuant to Section 14.4 of the Indenture dated as of March 1, 1997 (the “Base Indenture”), between the Company, and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee), and Section 2.2 of the Sixty-Eighth Supplemental Indenture dated as of June 1, 2014 (the “Sixty-Eighth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem all issued and outstanding 2014 A Bonds on June 29, 2026 (the “Redemption Date”). The redemption price for the Series 2014 A Bonds will be equal to the greater of (a) 100% of the principal amount of the Series 2014 A Bonds being redeemed, and (b) the sum of the present values of the remaining principal and interest payments on the Series 2014 A Bonds being redeemed (excluding interest accrued and unpaid through the Redemption Date), discounted on a semi- annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (x) the yield to maturity, determined on the third Business Day prior to the Redemption Date, of a U.S. Treasury security having a life equal to the remaining average life of the maturity of the Series 2014 A Bonds being redeemed and trading in the secondary market at the price closest to par, and (y) 20 basis points, plus in each case accrued and unpaid interest thereon to but excluding the Redemption Date (the “Redemption Price”). On the Redemption Date, the Redemption Price will become due and payable to the Holders of the Series 2014 A Bonds that are redeemed. Interest on the principal amount of the Series 2014 A Bonds that are redeemed will cease to accrue on and after the Redemption Date. As of the date of this notice, the Company has not deposited sufficient funds with the Trustee to pay the full Redemption Price. If the Company fails to deposit such funds by 2:00 p.m. New York City Time on the Redemption Date, the Series 2014A Bonds will remain Outstanding as though no redemption notice had been given. The Series 2014 A Bonds held in book-entry form will be redeemed and the Redemption Price will be paid in accordance with the applicable procedures of The Depository Trust Company. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to U.S. Bank Trust Company, National Association as Trustee via telephone at 1-800-934-6802. Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Series 2014 A Bonds in the following manner: If by Mail, Hand or Overnight Mail: U.S. Bank Trust Company, National Association Global Corporate Trust 111 Fillmore Avenue E. St. Paul, MN 55107 Dated: May 26, 2026 By: U.S. Bank Trust Company, National Association, as Trustee IMPORTANT NOTICE Under federal law, the Trustee may be required to withhold taxes at the applicable rate from the payment if an IRS Form W-9 or an appropriate Form W-8 is not provided. Please visit www.irs.gov for additional information on the tax forms and instructions. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption. *The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Series 2014 A Bonds or as indicated in this Notice of Redemption.